NOMURA PARTNERS FUNDS, INC.

AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

FOR CLASS S SHARES OF THE JAPAN FUND

THIS AGREEMENT is made as of this 22nd day of December, 2008, between Nomura Partners Funds, Inc. (the “Corporation”), a Maryland corporation, on behalf of its series The Japan Fund (the “Fund”) and Foreside Fund Services, LLC, a Delaware limited liability company with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101 (the “Distributor”). The effective date of this agreement will be January 1, 2009.

WHEREAS, the Corporation is registered as an open-end management investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Fund’s Class S shares (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) has adopted a Rule 12b-1 Distribution and Shareholder Servicing Plan for the Shares (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act that, among other things, authorizes the Corporation, on behalf of the Fund, to enter into this Agreement with Distributor, as principal underwriter of the Shares of the Fund, so that Distributor may provide distribution and shareholder services (collectively, “Services”) for the benefit of the Fund and its Class S shareholders (“Shareholders”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Fund and Distributor hereby agree as follows:

ARTICLE 1. Sale of Shares. The Corporation grants to the Distributor the exclusive right to sell Shares of the Fund at the net asset value per Share, plus any applicable sales charges in accordance with the current prospectus, as agent and on behalf of the Fund, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”).

ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Shares of the Fund; provided that the Distributor shall not be prevented from entering into like arrangements with other issuers. The provisions of this paragraph do not obligate the Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate the Distributor to sell any particular number of Shares.

ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Fund to give any information or to make any representations other than those contained in the current registration statement and prospectus of the Fund filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

ARTICLE 4. Registration of Shares. The Corporation agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Corporation shall make available to the Distributor such number of copies of its currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Corporation shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of the Fund.

ARTICLE 5. Shareholder Servicing. The Distributor shall provide, or shall arrange for the provision of, Shareholder services and/or account maintenance services to Fund Shareholders who may from time to time directly or indirectly beneficially own Shares of the Fund. The Distributor will not be obligated to provide services which are provided by a transfer agent for or other service provider to the Fund.

ARTICLE 6. Services. In fulfilling the Distributor’s obligations under Article 2 and Article 5 of this Agreement, it is contemplated that the Services provided by the Distributor, whether provided directly by the Distributor or through arrangement by the Distributor with a third party, may include, but shall not necessarily be limited to:

(a)	receiving, aggregating and processing purchase, exchange and redemption orders of Shareholders;

(b)	communicating periodically with Shareholders concerning administrative issues relating to their accounts, and answering questions and handling correspondence from Shareholders about their accounts;

(c)	maintaining account records and providing beneficial owners with account statements;

(d)	processing dividend payments for Shares held beneficially;

(e)	providing sub-accounting services for Shares held beneficially;

(f)	disseminating tax information and issuing and mailing shareholder reports, other Fund information, and transaction confirmations to beneficial owners of Shares;

(g)	forwarding shareholder communications to beneficial owners of Shares;

(h)	receiving, tabulating and transmitting proxies executed by beneficial owners of Shares;

(i)	general account administration activities, including crediting distributions from the Fund to Shareholder accounts and determining amounts to be reinvested in the Fund;

(j)	advertising, preparing sales literature and other promotional materials, undertaking related printing and distribution services, and, as necessary, making payments (including incentive compensation) to third parties, including, wholesalers and consultants, that provide distribution, marketing, advertising or Shareholder related services;

(k)	paying employees or agents of the Distributor, other securities broker-dealers, sales personnel, or “associated persons” of the Fund who engage in or support the provision of services to investors and/or distribution of the Shares, including salary, commissions, telephone, travel and related overhead expenses;

(l)	training sales personnel regarding the Fund;

(m)	preparing, printing and distributing Fund prospectuses, statements of additional information and reports to prospective investors in the Shares;

(n)	organizing and conducting sales seminars and meetings for the Shares;

(o)	paying fees to one or more sub-distributors in respect of the average daily value of Shares beneficially owned by investors for whom the sub-distributor is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Distributor has a servicing relationship;

(p)	incurring costs and expenses in implementing and operating the Plan, including capital or other expenses of associated equipment, rent, salaries, bonuses, interest, and other overhead or financing charges; and

(q)	providing such other administrative and personal services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the Shares.

ARTICLE 7. Reimbursement for Services. (a) Class S of the Fund shall, subject to the terms of this Agreement, reimburse the Distributor on a monthly basis for its expenses incurred in providing the Services under this Agreement. The Distributor shall be entitled to no compensation from the Fund for the services provided by the Distributor pursuant to this Agreement.

(b) Regardless of the amount of expenses incurred by the Distributor, the maximum annual amount of expenses reimbursable by Class S of the Fund pursuant to this Agreement and the Plan shall not exceed the lesser of (i) the expenses incurred by the Distributor for that period that would be reimbursable under the terms of the Plan and this Agreement if this section 7(b) were not given effect and (ii) the Maximum Reimbursable Amount. The term “Maximum Reimbursable Amount” means: up to 0.25% of the average daily net assets of Class S of the Fund on an annual basis or such other amount as is agreed to from time to time by the Board and the Distributor in accordance with this Agreement and subject to the Plan.

(c) At least a reasonable amount of time prior to the first quarterly meeting of the Board following (i) approval of this Agreement by the Board, and (ii) the end of each quarter of each fiscal year of the Fund in which this Agreement is in effect (each such meeting described in clauses (i), and (ii), a “Budget Meeting”), the Distributor shall submit to the Board a proposed budget describing (as provided in section 7(d) hereof) the expenses that the Distributor proposes to incur under this Agreement during the period of time between (A) the Budget Meeting for which the proposed budget is being submitted and (B) the next succeeding Budget Meeting (such period of time, a “Budget Period”).

(d) Each proposed budget shall describe in detail the identity of the recipient (if known) of any payments proposed to be made under this Agreement, the purpose for which the expenses are proposed to be incurred, the Distributor’s estimated cost in providing the services to which the proposed expenses relate, and such other information as the Board may reasonably request.

(e) At the Budget Meeting for which a proposed budget is submitted, the Board shall either (X) approve the proposed budget in whole or in part with such modifications as the Board and the Distributor shall agree (any such proposed budget as approved in whole or in part, an “Approved Budget”) or (Y) disapprove the proposed budget.

(f) During the period between (A) approval of this Agreement by the Board and (B) the date the first Approved Budget is approved (the “Initial Period”), the Distributor shall incur under this Agreement only those expenses that are reasonable and incurred in good faith. During any Budget Period for which an Approved Budget is in effect, the Distributor shall incur expenses under this Agreement only in accordance with such Approved Budget. During any period for which an Approved Budget is not in effect (other than the Initial Period), the Distributor shall incur expenses under this Agreement as if the Approved Budget most recently in effect had been reapproved for such period. The expenses (i) that the Distributor is permitted to incur under this section 7(f) and (ii) that do not exceed either the Maximum Reimbursable Amount or the maximum amount of expenses reimbursable under the Plan are referred to herein as “Allowed Expenses.”

(g) The Distributor shall be reimbursed (subject to sections 7(b) and 7(l) hereof) at the end of each month for the expenses it has incurred under this Agreement during such month, provided that such reimbursements are subject to repayment to the Fund in accordance with sections 7(h) and 7(i) hereof.

(h) At least a reasonable amount of time prior to each quarterly meeting of the Board, the Distributor shall submit to the Board (and the Board shall review) a written report (a “Report”) of all expenses for which the Distributor has been reimbursed under this Agreement since the immediately preceding Report, if any, was submitted to the Board (such expenses with respect to any Report, the “Reimbursed Expenses”). Each Report shall include:

(i)	such information as is necessary for the Board to determine whether the Reimbursed Expenses are Allowed Expenses;

(ii)	the identity of the recipient of any payment made by the Distributor for which the Distributor was reimbursed;

(iii)	the purpose for which the Reimbursed Expenses were incurred;

(iv)	the Distributor’s cost in providing the services to which the Reimbursed Expenses relate; and

(v)	such other information as the Board may reasonably request.

(i) At each quarterly meeting of the Board following the submission of a Report, the Board shall review the Report and shall determine in good faith whether the Reimbursed Expenses described in the Report are Allowed Expenses. A decision by the Board that an expense is an Allowed Expense is binding and final to the extent that the information provided about the expense by the Distributor was accurate and complete. Any Reimbursed Expenses that the Board determines are not Allowed Expenses are referred to herein as “Disallowed Expenses.”

(j) When the Distributor submits a proposed budget to the Board, the Distributor may condition the proposed budget on the Board’s agreement that the Chief Executive Officer of the Corporation have the authority to approve expenses during the relevant Budget Period that were not contemplated when the proposed budget was submitted. To the extent the Board agrees to this condition, expenses approved by the Chief Executive Officer shall be deemed to be Allowed Expenses unless reimbursement of such expenses would cause Class S of the Fund to exceed the fee limit under the 12b-1 Plan.

(k) Within 30 days of the date of the Board’s determination that a Reimbursed Expense is a Disallowed Expense, the Distributor shall repay Class S of the Fund, without interest, the total amount of reimbursement payments it has received from the Fund with respect to such Disallowed Expense; provided that during such 30-day period, the Distributor may submit to the Chairman of the Board such materials as the Distributor deems appropriate to demonstrate that the Disallowed Expense was incorrectly determined by the Board to be a Disallowed Expense. In the event of a submission to the Chairman, the Chairman may either (i) refer to the full Board for consideration at the next meeting of the Board the question of whether the Disallowed Expense was incorrectly determined to be a Disallowed Expense or (ii) affirm the Board’s determination that the expense is a Disallowed Expense, in which case the Distributor shall have 10 days from the date of the Chairman’s affirmation to repay Class S of the Fund for such expense. If the Chairman refers the question to the Board in accordance with clause (i) of the preceding sentence, the Board, in its discretion, shall either (X) deem the expense to be an Allowed Expense (and therefore not subject to repayment by the Distributor), provided that the expense may be deemed an Allowed Expense only if doing so would not cause either the Maximum Reimbursable Amount or the maximum amount of expenses reimbursable under the Plan to be exceeded; or (Y) affirm its earlier determination that the expense is a Disallowed Expense, in which case the Distributor shall have 10 days from the date of the Board’s affirmation to repay the Fund for such expense.

(l) Any expense incurred by the Distributor that is not reimbursable pursuant to this Article 7 at the time such expense is incurred (including expenses not reimbursable due to the Maximum Reimbursable Amount limit or the limitations imposed by the Plan) and any Disallowed Expense may not be carried forward for future payment. All such expenses shall be the sole responsibility of the Distributor. Nothing in this Agreement shall be construed to require the Distributor to make an expenditure for which it cannot be reimbursed.

(m) Expenses shall be deemed incurred by the Distributor whether paid directly by the Distributor or by a third party to the extent reimbursable by the Distributor.

(n) For any expense incurred by the Distributor due to a payment to a third party, the Distributor shall be reimbursed only to the extent of the Distributor’s payment to the third party.

ARTICLE 8. Other Payments. For providing the Services under this Agreement, the Distributor shall also:

(a) receive from the Fund all front-end sales charges, if any, on purchases of Shares of the Fund sold subject to such charges as described in the Fund’s Registration Statement and current prospectuses, as amended from time to time. The Distributor, or brokers, dealers and other financial institutions and intermediaries that have entered into sub-distribution agreements with the Distributor, may collect the gross proceeds derived from the sale of such Shares, remit the net asset value thereof to the Fund upon receipt of the proceeds and retain the applicable sales charge; and

(b) receive from the Fund all contingent deferred sales charges (“CDSCs”), if any, applied on redemptions of Shares subject to such charges on the terms and subject to such waivers as are described in the Fund’s Registration Statement and current prospectuses, as amended from time to time, or as otherwise required pursuant to applicable law.

ARTICLE 9. Reallowance. The Distributor may reallow any or all of the distribution or service fees, front-end sales charges and contingent deferred sales charges which it is paid by the Fund to such brokers, dealers and other financial institutions and intermediaries as the Distributor may from time to time determine.

ARTICLE 10. Indemnification of Distributor. The Corporation agrees that Class S of the Fund shall indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, shareholder reports, sales material or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Corporation does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Corporation by or on behalf of the Distributor.

In no case (i) is the indemnity of Class S of the Fund to be deemed to protect the Distributor against any liability to the Fund or its Shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Class S of the Fund to be liable to the Distributor under the indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Corporation in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Corporation of any claim shall not relieve Class S of the Fund from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Corporation shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Corporation elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Corporation and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Corporation elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Corporation does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Corporation agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of its Shares.

ARTICLE 11. Indemnification of Corporation. The Distributor covenants and agrees that it will indemnify and hold harmless the Corporation and each of its directors and officers and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, shareholder reports, sales material or other information filed or made public by the Corporation (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of the Corporation or any other person indemnified to be deemed to protect the Corporation or any other person against any liability to which the Corporation or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Article 11 with respect to any claim made against the Corporation or the Fund or any person indemnified unless the Corporation, Fund or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Corporation, Fund or upon any person (or after the Corporation, Fund or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Corporation, Fund or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor agrees to notify the Corporation promptly of the commencement of any litigation or proceedings against it or any of its officers in connection with the issue and sale of any of the Fund’s Shares.

ARTICLE 12. Consequential Damages. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

ARTICLE 13. Effective Date and Term. This Agreement shall become effective upon on the date noted above. Unless terminated as provided, this Agreement shall continue in force for one year from the date of its execution and thereafter from year to year, provided that such annual continuance is approved by a vote of the Board, and of the directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (“Qualified Directors”), cast in person at a meeting called for the purpose of voting on the approval.

ARTICLE 14. Termination. This Agreement shall automatically terminate in the event of its assignment. In addition, this Agreement may at any time be terminated without penalty by the Distributor, by a vote of a majority of Qualified Directors or by vote of a majority of the outstanding voting Shares of the Fund on sixty days’ written notice to the other party.

ARTICLE 15. Notices. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Corporation, c/o Davis Polk & Wardwell, Counsel to Nomura Partners Funds, Inc., 450 Lexington Avenue, New York, NY 10017, Attn.: Nora M. Jordan, Partner; and if to the Distributor, Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Chief Compliance Officer

ARTICLE 16. Limitation of Liability. A copy of the charter of the Corporation is on file with the Secretary of State of the State of Maryland, and notice is hereby given that this Agreement is executed on behalf of the Directors of the Corporation as Directors and not individually and that the obligations of this instrument are not binding upon any of the Directors, officers or Shareholders of the Fund individually but binding only upon the assets and property of Class S of the Fund.

ARTICLE 17. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 18. Anti-Money Laundering. The Distributor represents that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act (“BSA”) and applicable guidance issued by the SEC and the guidance rules of the National Association of Securities Dealers, Inc. (the “NASD”).

The Distributor represents that it has in place an anti-money laundering program that complies with the law in U.S. jurisdictions in which Shares are distributed, including applicable provisions of the BSA, the USA PATRIOT Act of 2001 and programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

ARTICLE 19. Proprietary Information of Distributor. The Corporation acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Distributor on databases under the control and ownership of Distributor or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial importance to Distributor or the third party. The Corporation agrees to treat all Proprietary Information as proprietary to Distributor and further agrees that it shall maintain as confidential any Proprietary Information, except as may be provided under this Agreement, and that breach by the Fund of this confidentiality obligation would cause irreparable injury to Distributor.

ARTICLE 20. Confidentiality. (a) Each of the Corporation and the Distributor (each a “Party”) (for purposes of this Article 20, a “Receiving Party”) agrees to keep confidential all information disclosed by the other Party (for purposes of this Article 20, a “Disclosing Party”), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

(b) Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed confidential information: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section 3; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(c) Notwithstanding any provision of this Agreement to the contrary, the Distributor may: (i) provide information to the Distributor’s counsel and to Persons engaged by the Distributor or the Fund to provide services with respect to the Fund; (ii) provide information consistent with the procedures or with operating procedures that are customary with respect to the services in the industry; (iii) identify the Fund as a client of the Distributor for the Distributor’s sales and marketing purposes; and (iv) provide information as approved by an Authorized Person, provided, that (A) such approval shall not be unreasonably withheld or delayed, and (B) the Distributor may release information without approval of the Fund if the Distributor is advised by counsel to the Distributor or the Fund that failure to do so will result in liability to the Distributor; and provided, further, that, in such event the Distributor shall endeavor promptly to advise the Fund of such advice, to the extent practicable in advance of any actual release of information.

(d) the Distributor acknowledges that certain Shareholder information made available by the Fund to the Distributor or otherwise maintained by the Distributor under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy Laws (collectively, “Privacy Laws”). The Distributor agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of the Distributor and the Fund; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Fund and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the Parties.

ARTICLE 21. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

ARTICLE 22. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

ARTICLE 23. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

ARTICLE 24. Meaning of Certain Terms. As used in this Agreement, the terms “assignment,” “interested person,” and “the vote of a majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Corporation on behalf of the Fund and Distributor have each duly executed this Agreement, as of the day and year above written.

NOMURA PARTNERS FUNDS, INC., on behalf of THE JAPAN FUND

By:	/s/ William L. Givens

Attest:	/s/ Susan B. Baker

FORESIDE FUND SERVICES, LLC

By:	/s/ Richard J. Berthy

Attest:	/s/ Megan Stauffer